Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (File Numbers 333-194928, 333-190228, 333-182866, 333-115919, 333-103708, 333-103707, 333-90014, 333-86922, 333-33092, 333-26033, 333-26031, 333-26029, 333-80047) and on Form S-3ASR File Number 333-202553 of South State Corporation of our reports dated March 10, 2017, with respect to the consolidated balance sheets of Park Sterling Corporation as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016.

/s/ Dixon Hughes Goodman LLP

Charlotte, North Carolina
February 9, 2018